                                 Exhibit 10.31

                                             Confidential Treatment Requested
                                       Under 17 C.F.R. Sections 200.80(b)(4),
                                                           200.83 and 230.406

           ***Indicates omitted material that is the subject of a confidential treatment request filed separately with the Commission.


                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT, dated as of May 30, 1997 (the "Effective Date") is made by and between GENE LOGIC INC., a Delaware corporation ("GLI"), and DR. KENNETH L. BEATTIE, an individual ("KB").

      WHEREAS, GLI is a gene discovery and bioinformatics company engaged in the identification of new genes through the analysis of gene expression patterns and gene regulatory elements using its proprietary high throughput assay technologies;

      WHEREAS, KB, pursuant to that certain Assignment Agreement dated December 20, 1996 by and between KB and the Houston Advanced Research Center, is the owner of certain Proprietary Rights (as hereinafter defined) and Technical Information (as hereinafter defined) relating to Arbitrary Sequence Oligonucleotide Fingerprinting ("ASOF") and Oligonucleotide Attachment Chemistry ("OAC");

      WHEREAS, pursuant to that certain License Option Agreement dated March 27, 1997 between GLI and KB (the "Option Agreement"), KB has granted GLI an option for a license to the Proprietary Rights and Technical Information; and

      WHEREAS, GLI wishes to exercise the option granted under the Option Agreement to obtain a license to the Proprietary Rights and Technical Information on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 "Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with, a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

      1.2 "ASOF Technology" means the Proprietary Rights and Technical Information relating to ASOF.


                                       1.

      1.3 "Confidential Information" means any confidential information, including the Licensed Technology, and any other information relating to any compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form.

      1.4 "Licensed Technology" means the ASOF Technology and the OAC
Technology.

      1.5 "Net Sales" means the gross amounts invoiced for sales of Products by GLI and its Affiliates less (a) discounts actually granted, (b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of Products, including recalls, (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed and (d) taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of Products. Sales of Products for use in clinical trials prior to receipt of regulatory approval for such Products shall not be included in Net Sales; provided that Net Sales of Products used in GLI's in-house drug screening program and/or gene expression analysis shall mean the amount of the access fee paid to GLI for access to the use of such program. Transfers of Products among GLI and its Affiliates will not be considered sales.

      1.6 "OAC Technology" means the Proprietary Rights and Technical Information relating to OAC.

      1.7 "Product" means any product or process which uses the ASOF Technology and/or the OAC Technology.

      1.8 "Proprietary Rights" means the information, inventions and/or discoveries covered by the patents and/or patent applications listed in Exhibit A hereto, including any improvements thereon and any and all patents issuing therefrom, owned by or under the control of KB, including, without limitation, all substitutions, continuations, continuations-in-part, divisions, reissues, extensions and foreign counterparts of the aforementioned.

      1.9 "Sublicensing Revenue" means royalties actually paid to GLI by any Third Party to whom GLI or any of its Affiliates has sublicensed the Licensed Technology on sales of Products by such Third Party.

      1.10 "Technical Information" means all know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulas, protocols and information, whether or not patentable, which are not covered by the Proprietary Rights, but which are necessary or useful for the commercial exploitation of the Proprietary Rights and which


                                       2.

are owned by or under the control of KB and which KB has the lawful right to license and disclose.

      1.11 "Term" means the period that begins on the Effective Date and ends on the Termination Date.

      1.12 "Termination Date" means the expiration of the last to expire of the issued patents under the Licensed Technology or, if no patent issues under the Licensed Technology, 10 years after the date of the first commercial sale of any Product.

      1.13 "Third Party" means any entity other than GLI or KB or an Affiliate of GLI or KB.

                                    ARTICLE 2
                                GRANT OF LICENSE

      2.1 Grant of License. Subject to the terms and conditions of this Agreement and during the Term, KB grants GLI and its Affiliates a worldwide, exclusive license, including the right to grant sublicenses, under the Licensed Technology to develop, make, have made, use, have used, offer for sale, sell and import Products. KB shall retain the right to develop, make and use the Licensed Technology solely for research purposes and shall have no right to sublicense or transfer the Licensed Technology.

      2.2 Sublicenses. GLI shall notify any sublicensee hereunder of all rights and obligations of GLI under this Agreement sublicensed to such sublicensee.

                                    ARTICLE 3
                               PAYMENTS; ROYALTIES

      3.1 License Fee. In partial consideration for the grant of the licenses set forth in Article 2 above, GLI agrees to pay KB on the Effective Date a one-time, non-refundable fee equal to [***].

      3.2 Patent Expenses. GLI shall reimburse for reasonable patent costs incurred in connection with the Licensed Technology prior to the Effective Date in an amount not to exceed [***] in total. Such reimbursement shall be made to Houston Advanced Research Center for patent costs incurred on behalf of KB. The parties acknowledge that GLI has previously reimbursed McGregor & Adler for [***] of patents costs incurred on behalf of KB pursuant to the Option Agreement.

      3.3 Milestone Payments. Within 30 days after achievement of each of the milestones set forth below, GLI shall pay to KB a milestone payment for each of the ASOF Technology and the OAC Technology as set forth below:


                                       3.
                        CONFIDENTIAL TREATMENT REQUESTED

                          Milestone                                      Amount
                          ---------                                      ------
      [***]                                                               [***]

      [***]                                                               [***]

      The milestone payments set forth above shall be creditable against royalties payable by GLI to KB pursuant to Section 3.4.

      3.4 Royalties.

            (a) GLI shall pay to KB royalties of [***] of Net Sales of each of Products using ASOF Technology and Products using OAC Technology that are used in GLI's in-house drug screening program and/or gene expression analysis. In the event that total royalties payable by GLI to Third Parties with respect to its in-house drug screening program together with the royalty payable to KB exceed [***] of Net Sales, then the royalty payable to KB under this Section 3.4(a) will be reduced by the amount of the royalties paid by GLI to such Third Parties; provided that in no event shall the royalty payable to KB under this Section 3.4(a) be reduced to less than [***] for both such Products together.

            (b) GLI shall pay to KB royalties of [***] of Net Sales of each of Products using ASOF Technology and Products using OAC Technology, other than such Products used in GLI's in-house drug screening program and/or gene expression analysis. In the event that total royalties payable by GLI to Third Parties with respect to such Products together with the royalties payable to KB exceed [***] of Net Sales, then the royalty payable to KB under this Section 3.4(b) will be reduced by the amount of the royalties paid by GLI to such Third Parties; provided that in no event shall the royalty payable to KB under this Section 3.4(b) be reduced to less than [***] royalty for both such Products together.

            (c) GLI shall pay to KB a royalty of [***] of all Sublicensing Revenue. In the event that total royalties payable by GLI to Third Parties with respect to Sublicensing Revenue under a sublicense together with the royalty payable to KB exceed [***] of such Sublicensing Revenue, then the royalty payable to KB under this Section 3.4(c) will be reduced by the amount of the royalties paid by GLI to such Third Parties; provided that in no event shall the royalty payable to KB under this Section 3.4(c) be reduced to less than [***].

                                       4.

                       CONFIDENTIAL TREATMENT REQUESTED

            (d) The obligation to pay royalties hereunder shall terminate upon the Termination Date.

                                    ARTICLE 4
                            PAYMENTS; RECORDS; AUDITS

      4.1 Payment; Reports. Royalty payments and reports for the sale of Products shall be calculated and reported for each calendar quarter. All royalty payments due to KB under this Agreement shall be paid within 60 days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of Products sold, the gross sales and Net Sales of Products, the royalties payable in U.S. dollars, the method used to calculate the royalty, the exchange rates used and any credits taken against royalties.

      4.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period. All payments owed under this Agreement shall be made by wire transfer, unless otherwise specified by KB.

      4.3 Records and Audits. During the Term and for a period of five years thereafter, GLI shall keep complete and accurate records pertaining to the development and sale or other disposition of Products in sufficient detail to permit KB to confirm the accuracy of all payments due hereunder. KB shall have the right to cause an independent, certified public accountant reasonably acceptable to GLI to audit such records to confirm Net Sales and royalty and other payments for the preceding year. Such audits may be exercised during normal business hours once a year upon at least 30 working days' prior written notice to GLI. KB shall bear the full cost of such audit unless such audit discloses an underpayment by more than 5% of the amount of the Net Sales or royalties or other payments due under this Agreement. In such case, GLI shall bear the full cost of such audit.


                                       5.

      4.4 Taxes. All turnover and other taxes levied on account of the royalties and other payments accruing to KB under this Agreement shall be paid by KB for its own account, including taxes levied thereon as income to KB. If provision is made in law or regulation for withholding, such tax shall be deducted from the royalty or other payment made by GLI to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to KB. Each party agrees to assist the other party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

      4.5 Prohibited Payments. Notwithstanding any other provision of this Agreement, if GLI is prevented from paying any such royalty by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to KB's account in a bank acceptable to KB in the country whose currency is involved.

                                    ARTICLE 5
                                 CONFIDENTIALITY

      5.1 Confidentiality Obligation. During the Term and for a period of five years thereafter, each party hereto will maintain in confidence all Confidential Information disclosed to it by the other party hereto. Neither party will use, disclose or grant use of such Confidential Information of the other party except as expressly authorized by this Agreement. Each party may disclose to its employees, agents and consultants Confidential Information of the other party in order to accomplish the purposes of this Agreement and will obtain prior agreement from such employees, agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purposes other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own trade secrets or proprietary information to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

      5.2 Exceptions. The obligations of confidentiality contained in Section
5.1 will not apply to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

            (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;


                                       6.

            (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure by the other party;

            (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

            (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other party not to disclose such information to others.

      5.3 Authorized Disclosure. Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations; provided, however, that if such party is required to make any such disclosure of the Confidential Information it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

                                    ARTICLE 6
                          INTELLECTUAL PROPERTY RIGHTS

      6.1 Ownership. Ownership of inventions shall be determined in accordance with the rules of inventorship under United States patent law. GLI shall have sole ownership of all inventions, discoveries, developments and improvements conceived of and reduced to practice solely by its employees or agents. KB shall have sole ownership of all Licensed Technology and all inventions, discoveries, developments and improvements conceived of and reduced to practice solely by him unless otherwise agreed to in writing by the parties under any consulting agreement or proprietary information and inventions agreement or otherwise. The parties shall own jointly all inventions, discoveries, developments and improvements conceived of and reduced to practice by both employees or agents of GLI and KB.

      6.2 Application, Prosecution and Maintenance of Patent Rights. From and after the Effective Date, GLI shall, at its expense, have responsibility for filing, prosecuting and maintaining patents and/or patent applications worldwide for those inventions within the Proprietary Rights. GLI will keep KB advised of the status of the filing, prosecution, maintenance, enforcement and defense of the Proprietary Rights and GLI's overall patent strategy with respect to the Proprietary Rights.


                                       7.

      6.3 Cooperation of the Parties. KB agrees to cooperate fully in the preparation, filing, and prosecution of any Proprietary Rights under this Agreement. In the event that GLI is unable for any reason to secure KB's signature to any lawful and necessary documents required to apply for, obtain or maintain any patent or patent application within the Proprietary Rights, KB hereby irrevocably designates and appoints GLI and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and in his behalf and instead of himself to execute and file any such document and to do all other lawfully permitted acts to apply for, obtain and maintain any such patents and patent applications with the same legal force and effect as if executed by KB.

      6.4 Infringement by Third Parties. GLI and KB shall promptly notify the other in writing of any alleged or threatened infringement of any Proprietary Rights of which they become aware. Both parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. GLI shall have the first right to bring and control any action or proceeding with respect to such infringement, at its own expense and by counsel of its own choice, and KB shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If GLI fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or
(b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, KB shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and GLI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 6.4 in a manner that diminishes the rights or interests of the other party without the consent of such other party. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of GLI and KB, shall belong to the party who brought the action.

      6.5 Infringement of Third Party Rights. GLI and KB shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties under this Agreement infringes or may infringe the intellectual property rights of such Third Party. GLI shall have the first right to control any defense of such claim at its own expense and by counsel of its own choice, and KB shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If GLI fails to proceed in a timely fashion with regard to such defense, KB shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and GLI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent


                                       8.

infringement litigation under this Section 6.5 in a manner that diminishes the rights or interests of the other party without the consent of such other party.

      6.6 Publication. During the term of this Agreement, KB and GLI each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and maintaining as confidential any non-patentable methods which would have commercial value when undisclosed. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to the Licensed Technology or the Proprietary Rights (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least 60 days prior to submission for publication, or an outline of such oral disclosure at least 30 days prior to presentation. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent protection of trade secret or other reasons and (b) to request a delay in publication in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of 90 days to enable patent applications protecting each party's rights in such information to be filed. If the Reviewing Party reasonably claims that such information, whether or not patentable, may have significant commercial value and can be maintained as a trade secret, the Publishing Party shall publish or disclose only such information which would not adversely affect such commercial value. Upon the expiration of 60 days or 30 days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above.

                                    ARTICLE 7
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      7.1 Corporate Power. GLI hereby represents and warrants that it is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

      7.2 Due Authorization. Each party hereby represents and warrants that such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

      7.3 Binding Agreement. Each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement


                                       9.

by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

      7.4 Ownership of Proprietary Rights. KB represents and warrants that (a) he is the holder of all right, title and interest in and to the Proprietary Rights, (b) he has not granted any license under the Proprietary Rights and is under no obligation to grant any such license except to GLI, and (c) there are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied, regarding the Proprietary Rights which are inconsistent or in conflict with this Agreement.

      7.5 Patent Proceedings. KB represents and warrants that, to the best of his knowledge, no patent application within the Proprietary Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding.

      7.6 Disclaimer of Warranties. Neither party guarantees the safety or usefulness of the Licensed Technology or any Product. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      7.7 Indemnification. GLI hereby agrees to save, defend and hold KB from and against any and all suits, claims, actions demands, liabilities, expenses and losses, including reasonable legal expense and attorneys' fees ("Losses") arising directly or indirectly out of the practice by GLI of the license granted hereunder, except to the extent such Losses result from the gross negligence or the willful misconduct of KB. In the event KB seeks indemnification under this
Section 7.7, KB shall inform GLI of a claim as soon as reasonably practicable after KB receives notice of the claim, shall permit GLI to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of GLI) in the defense of the claim.

                                    ARTICLE 8
                                TERM; TERMINATION

      8.1 Term. The term of this Agreement (the "Term") shall begin on the Effective Date and shall end on the Termination Date, unless otherwise terminated in accordance with the terms of this Agreement, or unless extended by mutual agreement of the parties. Following the expiration of this Agreement in accordance with this


                                      10.

Section 8.1, GLI shall have a license on the same terms as set forth in Section 2.1, except that the license shall be a non-exclusive, fully paid, irrevocable license.

      8.2 Termination. Either party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

            (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

            (b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within 60 days after written notice thereof by the other party.

      8.3 Termination by GLI. GLI may terminate this Agreement, with or without cause, upon three months prior written notice following the one year anniversary of the Effective Date.

      8.4 Effect of Termination. Upon any termination of this Agreement by KB pursuant to Section 8.2 or by GLI pursuant to Section 8.3, all rights to the Licensed Technology will revert to KB. Upon any termination of this Agreement by GLI pursuant to Section 8.2, the license granted under Section 2.1 shall remain in effect so long as GLI does not breach its obligations to KB under this Agreement. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Notwithstanding any termination, the provisions of Section 4.3, Article 5,
Section 6.1, Article 7, Section 8.4 and Articles 9 and 10 shall survive termination or expiration of this Agreement.

                                    ARTICLE 9
                               DISPUTE RESOLUTION

      9.1 Disputes. The parties recognize that disputes as to certain matters may from time to time arise which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 9 if and when such a dispute arises between the parties.

      9.2 Procedure. If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other, the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a


                                      11.

resolution of the dispute prior to pursuing other available remedies. If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations in Baltimore, Maryland. The arbitration shall be conducted by one arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who will be selected by mutual agreement of the parties or, failing such agreement, shall be selected in accordance with the AAA rules. Each party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement, or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 10
                                  MISCELLANEOUS

      10.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

      10.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its respective obligations hereunder, (b) to a wholly owned subsidiary or (c) in the event of its merger or consolidation with another company at any time during the term of this Agreement. Any purported assignment in violation of this Section 10.2 shall be void. The rights and obligations of the parties under this Agreement will be binding upon the heirs, successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such


                                      12.

party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

      10.3 Publicity. The parties agree that neither party will originate any press release or other public announcement, written or oral, or otherwise make any disclosure relating to the existence or terms of or performance under this Agreement without the prior written approval of the other party, except as may otherwise be required by law.

      10.4 Severability. Both parties hereby expressly agree and contract that it is the intention of neither party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or several provisions of the Agreement be or become invalid or unenforceable by reason of such a violation, then the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without the invalid provisions.

      10.5 Notices. Any notices or communications provided for in this Agreement to be made by either of the parties to the other shall be in writing and delivered personally or sent by United States mail, registered or certified, postage paid, by overnight delivery service such as FedEx or UPS or by facsimile, with confirmation of receipt, addressed as follows:

            If to GLI:     GENE LOGIC INC.
                           10150 Old Columbia Road
                           Columbia, MD  21046
                           Attn:  Mark D. Gessler
                           Fax No. (410) 309-3111

            If to KB:      Dr. Kenneth L. Beattie
                           2 Hollymead Drive
                           The Woodlands, TX  77381
                           Fax No.  (281) 292-3019


                                      13.

      Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

      10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law provisions, and any applicable laws of the United States.

      10.7 Entire Agreement. This Agreement, including the exhibit hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

      10.8 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

      10.9 Independent Contractors. It is expressly agreed that KB and GLI shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency of any kind. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the other party to do so.

      10.10 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                      14.

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first set forth above.


GENE LOGIC INC.                                 DR. KENNETH L. BEATTIE


By: /s/ Michael J. Brennan                      /s/ Kenneth L. Beattie
   -------------------------------              --------------------------------

Name: Michael J. Brennan
     -----------------------------

Title: President and CEO
      ----------------------------

                                    EXHIBIT A

                               Proprietary Rights

All subject matter disclosed and/or claimed in [***].


                        CONFIDENTIAL TREATMENT REQUESTED